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                                                                   EXHIBIT 23.02



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement on Form S-8 pertaining to the Amended and Restated American Axle & Manufacturing of Michigan, Inc. Management Stock Option Plan, the 1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan, the American Axle & Manufacturing of Michigan, Inc. Non-Qualified Stock Option Agreement dated as of October 29, 1997 and the 1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan and to the incorporation by reference therein of our report dated May 15, 1998 (except for Note 16, as to which the date is January 8, 1999), with respect to the consolidated financial statements of American Axle & Manufacturing Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP



Detroit, Michigan
July 20, 2000